Exhibit 99.3

AIGO HOLDING LIMITED

Vistra (Cayman) Limited

P.O. Box 31119 Grand Pavilion

Hibiscus Way, 802 West Bay Road

Grand Cayman, KY1 – 1205

Cayman Islands

21 August 2025

Re: Consent of Studio Legale Associato Moneta Bianchini Dieni

We hereby consent to the use of and references to our name (i) in the prospectus included in the registration statement on Form F-1 of AIGO HOLDING LIMITED (the “Company”) and any amendments thereto (the “Registration Statement”) and (ii) in any written correspondence with the United States Securities and Exchange Commission (SEC). We hereby consent to the fling of our legal opinion and this consent as exhibits to the Registration Statement.

For and on behalf of

Studio Legale Associato Moneta Bianchini Dieni

/s/ Andrea Moneta
Avv. Andrea Moneta